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                                                                   EXHIBIT 10.28

GEORGE T. BROPHY
CHAIRMAN, PRESIDENT & CEO



                              October 1, 1997


Mr. J. Phillipe Latreille
360 Park
Menasha, WI  54952

Dear Phil:

     The following summarizes our discussions at our recent meeting:

          . Effective January 1, 1998, to January 1, 2000, your status will change from that of an active officer to a Consultant for the Company. We envision using you when needed on a mutually agreeable basis.

          . Annual compensation for your Consultant services will be $100,000 per year payable monthly.

          . You will be elected "President Emeritus," an honorary title of ABT Canada Limited. This title can be displayed on business cards or correspondence pertaining to work for ABT.

          . You will be responsible to the Chairman, President & CEO, and required to coordinate your activities with other executives and officers of the Company.

          . Your consulting expertise will be used in all areas of the Company, not just Canada and internationally.

          . The Company will provide you an office, secretarial assistance, and reimburse you for appropriate company-related expenses for as long as an ABT offices exists in Neenah, WI.
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Mr. J. Phillipe Latreille
October 1, 1997
Page 2


          . LIFE INSURANCE - The amount of your base group life insurance coverage ($495,000) in effect at the time of change in status will be continued through December 31, 1999.

          . MEDICAL/DENTAL INSURANCE - Full medical insurance for you and your eligible dependents will be available (salaried plan in effect at Neenah on the date of this qualifying event, subject to annual revisions by the Company, and our receipt of participant contributions). The Company will pay its share of the coverage costs through December 31, 1999. Thereafter, you will be eligible for continued coverage through COBRA to your age 65, provided you continue to make the required monthly premium payments to the designated Human Resources Office. Prior to reaching age 65 you should apply for Medicare benefits. No medical supplement is provided beyond age 65 by the Company. Your spouse's coverage will be eligible for continuation through COBRA to her age 65, provided the required premium payments are made to the designated Human Resources Office of the Company.

          . FINANCIAL - As a participant in the Executive Bonus Plan, "Executive A", you will receive any eligible payment for participation in 1997, to be paid by January 31, 1998.

          . QUALIFIED RETIREMENT PLAN - As a vested participant in the ABTco, Inc. Employees Retirement Plan, your deferred vested benefit will be calculated utilizing a December 31, 1997, resignation date. Notification of plan status will be provided in writing to you within 30 days of this event.

          . NON-QUALIFIED SERP #2 RETIREMENT PLAN - As a participant in this Plan, your deferred vested benefit will be calculated utilizing a December 31, 1997, resignation date, and by providing you a total of 8.3 years of credited service. Details of future benefits and options will be provided in writing within 30 days of this event. No further service will accrue subsequent to the date stated in this section.

          . STOCK OPTIONS - The following Stock Options to purchase shares of common stock of ABT (the "Options") have been issued to you: